                                 UNITED STATES                               OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                                             OMB Number:         3235-0167
                                                                             Expires:     October 31, 2007
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                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                          Commission File Number            001-12321
                                                 ------------------------------


                                TUXIS CORPORATION
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                11 Hanover Square
                            New York, New York 10005
                                 1-212-785-9300
          ------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
    Rights to Purchase Series A Participating Preferred Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   |X|                   Rule 12h-3(b)(1)(i)     |X|
   Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(1)(ii)    [ ]
   Rule 12g-4(a)(2)(i)   [ ]                   Rule 12h-3(b)(2)(i)     [ ]
   Rule 12g-4(a)(2)(ii)  [ ]                   Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              |X|

     Approximate number of holders of record as of the certification or notice
date:    256
     -----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tuxis Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       March 8, 2007                       By:  /s/ Mark C. Winmill
            -----------------------                  ------------------------
                                                     Mark C. Winmill
                                                     Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.